Exhibit 11.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated November 25, 2020, on the consolidated financial statements of Worthy Community Bonds II, Inc. and Subsidiary as of November 15, 2020 and for the period from November 2, 2020 (inception) to November 15, 2020 included in this Amendment No. 4 to this Regulation A Offering Statement of Worthy Community Bonds II, Inc., on Form 1-A, and to the reference to our firm under the heading “Experts”.

/s/ Salberg & Company, P.A.
SALBERG & COMPANY, P.A.
Boca Raton, Florida
May 27, 2021